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                                                                   EXHIBIT 23.02

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

   We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-65662) and the related Prospectus of At Home Corporation for the registration of 51,869,286 shares of its Series A common stock and to the incorporation by reference therein of our report dated January 24, 2001 (except for the second and third paragraphs of Note 1, as to which the date is August 14, 2001), with respect to the consolidated financial statements and schedule of At Home Corporation included in Amendment No. 2 to its Annual Report (Form 10-K/A-2) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                                          /s/ Ernst & Young LLP

Palo Alto, California

August 14, 2001